Exhibit 99.1

Altavista, VA October 12, 2012 - The Board of Directors for Pinnacle Bankshares Corporation (the “Company”) (OTCQB: PPBN) declared a cash dividend of $0.05 per share on October 9, 2012 payable November 2, 2012 to shareholders of record as of October 19, 2012. Pinnacle Bankshares is the one-bank holding company for First National Bank (the “Bank”), headquartered in Altavista, Virginia.

“Our Board accomplished one of its top priorities for 2012 with the declaration of a cash dividend to be paid to our shareholders prior to the end of the year,” stated Aubrey H. Hall, III, President & CEO of Pinnacle Bankshares and First National Bank. The Company last paid a cash dividend to shareholders during the fourth quarter of 2010. The Board of Directors did not declare a cash dividend during 2011 due to the potential for higher capital standards in this uncertain regulatory environment and a desire to retain earnings in a fragile economy. “Material improvement in the Bank’s credit quality and improved year to date earnings through the first three quarters of 2012 as compared to 2011 provided justification for payment of a cash dividend at this time,” stated Mr. Hall. Anticipated costs savings from deregistration from the Securities and Exchange Commission, as announced last month, further supported the action. Additionally, the Company and the Bank remain well capitalized per all regulatory definitions.

In declaring the cash dividend the Board noted a strong desire to provide consistent returns to the Company’s shareholder base; however it was careful not to make any commitment for future cash dividends due to continued uncertainty in regards to the economy and the regulatory environment. Per Mr. Hall, “While we are becoming more confident about our position moving forward, a number of factors will need to be considered in making decisions to declare future cash dividends.”

Pinnacle Bankshares expects to release its third quarter 2012 earnings by the end of October.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, three branches in Campbell County, one branch in the City of Lynchburg and one branch in Bedford County at Forest.

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and are based on assumptions and describe future plans, strategies, and expectations of management, and are subject to risks and uncertainties. These statements are generally identifiable by use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will” or similar expressions. Forward-looking statements in this release include, without limitation, statements regarding preliminary results of operations for the third quarter of 2012, future cash dividends and anticipated cost savings from deregistration from the Securities and Exchange Commission (the “SEC”). For a discussion of the Company’s risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the SEC. Although we believe our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we can give no assurance that these plans, intentions, or expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated in such statements. We base our forward-looking statements on management’s beliefs and assumptions based on information available as of the date of this release. You should not place undue reliance on such statements, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.